Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

The Plan Administrator

Sizeler Real Estate Management Co., Inc. 401(k) Plan

We consent to the incorporation by reference in the registration statement (No. 333-85212) on Form S-8 of Sizeler Property Investors, Inc. of our report dated June 18, 2004, with respect to the statements of net assets available for benefits of Sizeler Real Estate Management Co., Inc. 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 11-K of Sizeler Real Estate Management Co., Inc. 401(k) Plan.

KPMG LLP

New Orleans, Louisiana

June 28, 2004